UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2005

REDDY ICE HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-110442-04	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800

Dallas, Texas  75231

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On July 19, 2005, Reddy Ice Holdings, Inc. (“Reddy Ice”), entered into a Solicitation Agent Agreement (the “Agreement”) with Bear, Stearns & Co. Inc. (“Bear Stearns”).  The Agreement authorizes Bear Stearns to act as solicitation agent in connection with the announced solicitation described in Item 8.01 below for which Reddy Ice has agreed to pay Bear Stearns certain fees and expenses.  Bear Stearns and its affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with Reddy Ice and its subsidiaries and was an initial purchaser in Reddy Ice Group, Inc.’s private placement of its 8 7/8% Senior Subordinated Notes Due 2011 and for Reddy Ice’s private placement of its 10 1/2% Senior Discount Notes Due 2012 for which Bear Stearns received customary fees.  Bear Stearns is also acting as an underwriter in Reddy Ice’s previously announced contemplated initial public offering of its common stock and will receive customary fees with respect thereto.

Item 8.01.                                          Other Events.

On July 20, 2005, Reddy Ice issued a press release announcing that on July 19, 2005 it has commenced a consent solicitation relating to its $151 million aggregate principal amount at maturity of 10½% Senior Discount Notes Due 2012.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.

99.1                           Press release of Reddy Ice Holdings, Inc. dated July 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                    July 22, 2005

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting
Officer